Exhibit 5.1

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FOLEY HOAG LLP

Attorneys at Law

June 28, 2005

CRA International, Inc.
200 Clarendon Street, T-33
Boston, Massachusetts 02116

Ladies and Gentlemen:

We are counsel for CRA International, Inc., a Massachusetts corporation (the “Company”), in connection with its Registration Statement on Form S-3, Registration No. 333-123903 (as such may be amended or supplemented, the “Registration Statement”), filed with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, the related prospectus dated June 24, 2005 (the “Prospectus”), and the related Prospectus Supplement dated June 24, 2005 (the “Prospectus Supplement”), relating to the public offering of up to 2,184,111 shares (the “Shares”) of the Company’s common stock, no par value (“Common Stock”), including 1,274,111 Shares (the “Stockholder Shares”) that have been included in the Prospectus Supplement for the respective accounts of the persons identified in the Prospectus Supplement as selling stockholders (the “Selling Stockholders”).  As used herein, the term “Company Shares” refers to the remaining 910,000 Shares to be offered by the Company.  The Stockholder Shares consist of certain shares now issued and outstanding and certain shares issuable and to be issued upon the exercise of now outstanding options to purchase Common Stock (the “Options”).  The public offering is to be made pursuant to an Underwriting Agreement (the “Underwriting Agreement”) dated June 23, 2005 by and among the Company, the Selling Stockholders, J.P. Morgan Securities Inc., William Blair & Company, L.L.C., Piper Jaffray & Co., and Adams Harkness, Inc.

You have requested our opinion with respect to the matters set forth below.

 We are familiar with the Company’s Articles of Organization and all amendments thereto and restatements thereof, its By-Laws and all amendments thereto and restatements thereof, the records of meetings and consents of its Board of Directors and committees thereof and of its stockholders provided to us by the Company, and its stock records.  In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

Subject to the foregoing, it is our opinion that the Company Shares have been duly authorized by all necessary corporate action on the part of the Company and that the Company Shares, when issued and paid for as contemplated by the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

In addition, subject to the foregoing, it is our opinion that upon the exercise of the Options and receipt by the Company of the exercise price therefor in accordance with the terms of the Options, the Stockholder Shares will be validly issued, fully paid and nonassessable.

We consent to your filing this opinion as an exhibit to a current report on Form 8-K, to the incorporation by reference of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in each of the Prospectus and the Prospectus Supplement.

FOLEY HOAG llp

By:	/s/ William R. Kolb
a Partner